Exhibit 1

NEWS RELEASE FOR IMMEDIATE RELEASE

Agrium completes acquisition of AWB
December 3, 2010 — ALL AMOUNTS ARE STATED IN AUD$
Calgary, Alberta — Agrium Inc. (TSX and NYSE: AGU) announced today that it has successfully completed its acquisition of AWB Limited (“AWB”) at a price of A$1.50 per share in cash (purchase price of A$1.236-billion) as agreed to in the Scheme of Arrangement, including the A$0.15 per share franked dividend paid on November 30, 2010.
“We are excited about the opportunity to merge AWB’s strong market presence and extensive experience with Agrium’s international crop input sourcing capabilities, with a view to further enhancing product and service offerings to Australian and New Zealand customers,” said Mike Wilson, Agrium CEO and President. “I would like to thank the management team of AWB for all their efforts to make this a seamless process and to extend a warm welcome to all AWB employees,” continued Mr. Wilson.
The Landmark business is a leading agricultural retailer in Australia, with over 200 company operated retail locations, over 140 additional retail franchise and wholesale customer locations in Australia and investments in various related joint venture companies. With regard to the Commodity Management operations, Agrium has not had direct participation in the grain handling and trading business to date. We continue to evaluate our options with respect to this business and we expect to provide clarity on this in the near future. Agrium expects the acquisition of AWB to be accretive in 2011.
About Agrium
Agrium Inc. is a major retail supplier of agricultural products and services in both North and South America and a leading global producer and marketer of agricultural nutrients and industrial products. Agrium produces and markets three primary groups of nutrients: nitrogen, phosphate and potash as well as controlled release fertilizers and micronutrients. Agrium’s strategy is to grow through incremental expansion of its existing operations and acquisitions as well as the development, commercialization and marketing of new products and international opportunities.
About AWB
AWB was formed in 1939 as the Australian Wheat Board and was Australia’s statutory grain marketing authority for over 60 years. Operations are conducted through two main divisions: Landmark and Commodity Management. Landmark Rural Services is Australia’s largest distributor of merchandise and fertilizer, with over 400 locations across Australia and New Zealand providing a diverse range of rural services including rural merchandise, crop chemicals, fertilizer, livestock, wool marketing, agronomy services and real estate agency services. The division includes 50 percent ownership interests in Hi-Fert, a wholesale fertilizer distribution company currently held for sale, Australian Wool Handlers and RD1, a New Zealand farm supply company. Following the sale of Landmark Financial Services’ loan and deposit books announced in December 2009, Landmark Rural Services also includes the remainder of the finance businesses (including insurance, wealth management, and equipment finance).

AWB’s Commodity Management business activities include grain merchandising, pool management services, storage and handling, and trade finance. Grain marketing, pool management and logistics in Australia fall under Australian Commodity Management, while activities conducted internationally through AWB Geneva and AWB India fall under International Commodity Management.
Forward-Looking Statements
Certain statements and other information included in this press release constitute “forward looking information” within the meaning of applicable Canadian securities legislation or constitute “forward-looking statements” within the meaning of applicable U.S. securities legislation (collectively, the “forward-looking statements”). All statements in this press release, other than those relating to historical information or current conditions, are forward-looking statements, including, but not limited to, statements as to management’s expectations with respect to, business and financial prospects, plans, strategies, objectives and expectations, including with respect to future operations of AWB and Agrium and the expected synergies to be realized by Agrium in connection with the acquisition of AWB, including the expected timing of Agrium realizing such synergies. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such forward-looking statements.
Events or circumstances that could cause actual results to differ materially from those in the forward-looking statements, include, but are not limited to: the possibility that the businesses of Agrium and AWB may not be integrated successfully on the timelines currently contemplated, or at all, or such integration may be more difficult, time-consuming or costly than expected; disruption from the acquisition making it more difficult to maintain relationships with customers, employees and suppliers; the increased interest charges and financial risk faced by Agrium due to the additional indebtedness incurred by Agrium to fund the AWB acquisition; general business and economic conditions; the possibility that the completion of the AWB acquisition by Agrium may trigger change of control provisions in AWB’s commercial or financial agreements and may lead to adverse consequences; and other risk factors detailed from time to time in Agrium reports filed with the Canadian securities regulators and the Securities and Exchange Commission in the United States. In addition, the business of AWB is subject to certain risks and uncertainties that will apply equally to Agrium’s operation of AWB’s business, and to Agrium on a consolidated basis, now that the acquisition of AWB has been completed and events or circumstances arising from such risks and uncertainties could equally cause Agrium’s actual results to differ materially from those outlined in forward-looking statements. These risks and uncertainties include, but are not limited to, those arising due to the following factors: AWB is exposed to both Australian and international weather patterns and natural disasters and associated changes in agricultural activity; AWB’s business units are exposed to fluctuations in market prices for agricultural commodities and freight; AWB’s earnings can be impacted by market dynamics and trading strategy; AWB could be negatively impacted by a loss of accreditation in Australia; AWB is subject to dispute and litigation risk (including as a result of being named in litigation commenced by the Iraqi Government relating to the United Nations Oil-For-Food Programme), as well as counterparty and sovereign risk; that AWB has not been subject to Canadian and U.S. internal control and regulatory compliance standards to which Agrium is subject and, as a result, AWB may have had internal control and compliance failures in the past; and AWB is subject to refinancing requirements and is exposed to interest rate changes.

Agrium disclaims any intention or obligation to update or revise any forward-looking statements in this press release as a result of new information or future events, except as may be required under applicable U.S. federal securities laws or applicable Canadian securities legislation.
FOR FURTHER INFORMATION:
Investor/Media Relations:
Richard Downey, Senior Director, Investor Relations
(403) 225-7357
Todd Coakwell, Manager, Investor Relations
(403) 225-7437
Media enquiries — Australia:
Peter McBride, General Manager, Corporate Affairs AWB
(61) 03 9209 2174
Contact us at: www.agrium.com